Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan, the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan and the Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan of our reports dated February 24, 2020, with respect to the consolidated financial statements of Pioneer Natural Resources Company and the effectiveness of internal control over financial reporting of Pioneer Natural Resources Company included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

January 11, 2021